EXHIBIT 3(II)

BY-LAWS

OF

COCA-COLA ENTERPRISES INC.

As amended through April 25, 2006

BY-LAWS

OF

COCA-COLA ENTERPRISES INC.

ARTICLE I

SHAREHOLDERS

        Section 1. Place, Date and Time of Holding Annual Meetings. Annual meetings of shareholders shall be held at such place, date and time as shall be designated from time to time by the Board of Directors. In the absence of a resolution adopted by the Board of Directors establishing such place, date and time, the annual meeting shall be held at 1013 Centre Road, Wilmington, Delaware, on the second Wednesday in April of each year at 9:00 A.M. (local time).

        Section 2. Voting. Each outstanding share of common stock of the Company is entitled to one vote on each matter submitted to a vote. The vote for the election of directors shall be by ballot. Directors shall be elected by a plurality of the votes cast in the election for such directors. All other action shall be authorized by a majority of the votes cast unless a greater vote is required by the Certificate of Incorporation or Delaware law. A shareholder may vote in person or by proxy.

        Section 3. Quorum. The holders of a majority in voting power of the issued and outstanding shares of stock of the Company, present in person or represented by proxy, shall constitute a quorum at all meetings of shareholders.

        Section 4. Adjournment of Meetings. In the absence of a quorum or for any other reason, the chairman of the meeting may adjourn the meeting from time to time. If the adjournment is not for more than thirty days, the adjourned meeting may be held without notice other than an announcement at the meeting of the date, time and place of the adjourned meeting. If the adjournment is for more than thirty days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting originally called.

        Section 5. Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by the Board of Directors, the Chairman of the Board of Directors or the President. Special meetings shall be held at the place, date and time fixed by the Secretary.

        Section 6. Notice of Shareholders Meeting. Notice, stating the place, date, and time, and in the case of a special meeting, the purpose of the shareholders meeting shall be given by the Secretary not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote at such meeting.

        Section 7. Organization. The Chairman of the Board of Directors shall preside at all meetings of shareholders. In the absence of, or in case of a vacancy in the office of, the Chairman of the Board of Directors, the President, or in his absence any Vice President in order of seniority in time in office, shall preside. The Secretary of the Company shall act as secretary at all meetings of the shareholders and in the Secretary’s absence, the presiding officer may appoint a secretary.

        Section 8. Inspectors of Election. All votes by ballot at any meeting of shareholders shall be conducted by such number of inspectors of election as are appointed for that purpose by either the Board of Directors or by the chairman of the meeting. The inspectors of election shall determine the shares represented at the meeting and the validity of proxies and ballots, count the votes and ballots, certify their determination of same, and perform such other duties as provided by applicable law.

        Section 9. Record Date. The Board of Directors, in order to determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, may fix a record date which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action, and in such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of or to vote at such meeting or any adjournment thereof, or be entitled to receive payment of any such dividend or other distribution or allotment of any rights or be entitled to exercise any such rights in respect of stock or to take any such other lawful action, as the case may be, notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid.

    Section 10. Notice of Shareholder Business and Nominations.

    (a)        Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (i) pursuant to the Company’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Company who was a shareholder of record of the Company at the time the notice provided for in this Section 10 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10.

    (b)        For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a) of this Section 10, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred-twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the shareholder to be timely must be received not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall an adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder (and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner, (2) the class and number of shares of capital stock of the Company which are owned of record and beneficially by such shareholder and such beneficial owner, (3) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends either to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies from shareholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Company of his or her intention to present a proposal at or during a meeting in compliance with Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

    (c)        Notwithstanding anything in the second sentence of paragraph (b) of this Section 10 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

    (d)        Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Company who is a shareholder of record at the time the notice provided for in this Section 10 is delivered to the Secretary of the Company, who shall be entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 10. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (b) of this Section 10 shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or postponement of a special meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

    (e)        (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible to be elected at an annual or special meeting of shareholders of the Company to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10. Except as otherwise provided by Delaware law or the Certificate of Incorporation, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 10 and, if it is determined that any proposed nomination or business is not in compliance with this Section 10 (including, without limitation, because the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited), or failed to so solicit (as the case may be), proxies in support of such shareholder’s nominee or proposal other than in compliance with such shareholder’s representation as required by clause (iii)(4) of Section (b) of this Section 10), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

    (2)        For purposes of this Section 10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

    (3)        Notwithstanding the foregoing provisions of this Section 10, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10. Nothing in this Section 10 shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

ARTICLE II

DIRECTORS

        Section 1. Number of Directors. The whole Board of Directors shall consist of not less than three (3) nor more than twenty (20) members, the exact number to be set from time to time by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director. In absence of the Board of Directors setting the number of directors, the number shall be 12.

        Section 2. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may determine from time to time.

        Section 3. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the President, the Secretary or by a majority of the directors by written request to the Secretary.

        Section 4. Notice of Meetings. The Chairman, a Vice Chairman or the Secretary shall give notice of all meetings of the Board of Directors by mailing the notice at least three days before each meeting or by giving notice of the meeting by telephone, facsimile, e-mail or other form of electronic transmission to the directors not later than one day before the meeting. The notice shall state the time, date and place of the meeting, which shall be determined by the Chairman of the Board of Directors, or, in absence of the Chairman, by the Secretary of the Company, unless otherwise determined by the Board of Directors.

        Section 5. Quorum and Voting. A majority of the directors holding office (but not less than one-third of the whole Board of Directors) shall constitute a quorum for the transaction of business. Except as otherwise specifically required by Delaware law or by the Certificate of Incorporation of the Company or by these By-Laws, any action taken by the Board of Directors shall be authorized by a majority of the directors present at any meeting at which a quorum is present.

        Section 6. General Powers of Directors. The business and affairs of the Company shall be managed under the direction of the Board of Directors.

        Section 7. Chairman. The Board of Directors may elect a Chairman of the Board of Directors, who shall preside as chairman of all meetings of the directors and all meetings of the shareholders of the Company, and who shall perform such other duties as may be assigned from time to time by the Board of Directors. The Board of Directors may also elect one or more Vice Chairmen, who shall perform such duties as may be assigned from time to time by the Board of Directors. In the absence of, or in the case of a vacancy in the office of, the Chairman of the Board of Directors, the Vice Chairman shall preside. If there is more than one Vice Chairman, the Vice Chairman who is also an officer, or, if each is an officer, the Vice Chairman who is the senior officer, shall preside. In the absence of, or, in the case of vacancies in the offices of, Chairman and Vice Chairman of the Board of Directors, a chairman selected by the Chairman of the Board of Directors, or if he fails to do so, by the directors, shall preside.

        Section 8. Compensation of Directors. Directors and members of any committee of the Board of Directors shall be entitled to such reasonable compensation and fees for their services as shall be fixed from time to time by resolution of the Board of Directors and shall also be entitled to reimbursement for any reasonable expenses incurred in attending meetings of the Board of Directors and any committee thereof, except that a director who is an officer or employee of the Company shall receive no compensation or fees for serving as a director or a committee member.

        Section 9. Qualification of Directors. Each person who shall attain the age of 70 shall not thereafter be eligible for nomination or renomination as a member of the Board of Directors.

        Section 10. Disqualification of Officer-Directors Who Cease to be Officers of the Company. Any director who was an officer of the Company at the time of his or her election or most recent reelection as a director shall cease to be qualified to continue to serve as a member of the Board of Directors, and his or her term of office as a director shall automatically cease, simultaneously when he or she ceases to be an officer of the Company; provided, however, that the foregoing shall not apply to any person who is serving as the Company’s Chairman of the Board.

ARTICLE III

COMMITTEES OF THE BOARD OF DIRECTORS

        Section 1. Committees of the Board of Directors. The Board of Directors shall designate an Executive Committee, an Audit Committee, a Compensation Committee, a Public Issues Review Committee, a Finance Committee, an Affiliated Transaction Committee, and a Governance and Nominating Committee. The Board of Directors may designate one or more additional committees of the Board of Directors with such powers as shall be specified in the resolution of the Board of Directors. Each committee shall consist of such number of directors as shall be determined from time to time by resolution of the Board of Directors. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously elect another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        Each committee shall keep regular minutes of its meetings. All action taken by a committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to approval and revision by the Board, provided that no legal rights of third parties shall be affected by such revisions. Any committee of the Board shall have the power and authority stated in these bylaws or as provided by resolutions adopted or actions taken by the Board of Directors, including, without limitation, the adoption by the Board of a chart of authority for the Company providing for the delegation of power or authority to a committee of the Board.

        Section 2. Election of Committee Members. The members of each committee shall be elected by the Board of Directors and shall serve until the first meeting of the Board of Directors after the annual meeting of shareholders and until their successors are elected and qualified or until the members’ earlier resignation or removal. The Board of Directors may designate the Chairman of each committee. Vacancies may be filled by the Board of Directors at any meeting.

        Section 3. Procedure/Quorum/Notice. The Chairman, Vice Chairman or a majority of any committee may call a meeting of that committee. A quorum of any committee shall consist of a majority of its members unless otherwise provided by resolution of the Board of Directors. The majority vote of a quorum shall be required for the transaction of business. The secretary of the committee or the chairman of the committee shall give notice of all meetings of the committee by mailing notice to the members of the committee at least three days before each meeting or by giving notice by telephone, facsimile, e-mail or other form of electronic transmission to the members not later than one day before the meeting. The notice shall state the time, date and place of the meeting. Each committee shall fix its other rules of procedure.

        Section 4. Executive Committee. During the interval between meetings of the Board of Directors, the Executive Committee shall have and may exercise all the powers and authority of the Board of Directors, to act upon any matters which, in the opinion of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board of Directors; but, to the extent prohibited by law, shall not have the power or authority of the Board of Directors in reference to (i) approving or adopting, or recommending to the shareholders, any action or matter expressly required by Delaware law to be submitted to shareholders for approval; or (ii) adopting, amending or repealing any By-Law of the Company.

        Section 5. Audit Committee. The Audit Committee shall have the power to recommend to the Board of Directors the selection and engagement of independent accountants to audit the books and accounts of the Company and the discharge of the independent accountants. The Audit Committee shall review the scope of the audits as recommended by the independent accountants, the scope of the internal auditing procedures of the Company and the system of internal accounting controls and shall review the reports to the Audit Committee of the independent accountants and the internal auditors.

        Section 6. Compensation Committee. The Compensation Committee shall have the power and authority to approve, adopt and implement the incentive, stock option and similar plans of the Company. The Compensation Committee shall have the power to approve, disapprove, modify or amend all plans designed and intended to provide compensation primarily for the senior officers of the Company, the “senior officers” to be composed of those persons designated by the Board as executive officers of the Company, as well as such other officers of the Company as the Compensation Committee shall designate, from time to time, by resolution. The Compensation Committee shall review, fix and determine from time to time the salaries and other remunerations of all senior officers of the Company.

        Section 7. Public Issues Review Committee. The Public Issues Review Committee shall have the power to review Company policy and practice relating to significant public issues of concern to the shareholders, the Company, the business community and the general public. The Committee may also review management’s position on shareholder proposals involving issues of public interest to be presented at annual or special meetings of shareholders.

     Section 8. Finance Committee.

    (a)        The Finance Committee shall have the oversight responsibility for all actions, transactions and policies affecting the financial conditions of the Company not otherwise assigned to the Audit Committee. Without limitation, the Finance Committee shall review: (1) the Company’s annual budget and business plan; (2) the Company’s dividend policy; (3) capital structure; (4) any capital expenditure by the Company for property, plant, or equipment, where the amount involved for a specific project or item is in excess of $5 million provided that, the Committee shall have the authority to approve any expenditure that is below $15 million, and shall have the power to recommend to the full Board the approval of any expenditure in excess of $15 million; (5) the administration of all employee retirement plans for the Company and the financial condition of all trusts and other funds established pursuant to such plans; and shall have the power to recommend to the Board of Directors the adoption or amendment of any employee retirement plan of the Company; and (6) such other matters that may be referred to the Committee by the Board of Directors or by any chart of authority for the Company that has been approved by the Board of Directors; without limitation, the matters to be referred might include items assigned to the Audit Committee, so long as the referral to another committee is otherwise appropriate.

    (b)        The Finance Committee shall periodically evaluate the performance of, and returns upon, approved capital expenditures, and shall report the results of its evaluations to the Board of Directors.

     Section 9. Affiliated Transaction Committee.

    (a)        The Affiliated Transaction Committee shall review, consider and pass upon any Affiliated Transaction, and no such transaction shall be effected without the concurrence of the Affiliated Transaction Committee. The Affiliated Transaction Committee shall have the powers to (i) negotiate with the representatives of any party to an Affiliated Transaction; (ii) require approval of an Affiliated Transaction by a vote of the shareholders of Coca-Cola Enterprises Inc. which may be greater than or in addition to any vote required by law; and (iii) engage Independent Advisers at the reasonable expense of the Company, and without prior approval of the Company, to assist in its review and decision regarding any Affiliated Transaction.

    (b)        The Affiliated Transaction Committee shall consist of at least three Eligible ATC Directors, with each other Eligible ATC Director being an alternate member if any committee member is unable or unwilling to serve.

    (c)        For the purposes of the foregoing Article III, Section 9, the following definitions shall apply:

    (i)        “Company” means Coca-Cola Enterprises Inc. or any company in which Coca-Cola Enterprises Inc. has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of the Board of Directors.

    (ii)        “The Coca-Cola Company” means The Coca-Cola Company or any company in which The Coca-Cola Company has more than 50% of the voting power in the election of directors or in which it has the power to elect a majority of the Board of Directors.

    (iii)        “Affiliate” means any entity (other than the Company) in which The Coca-Cola Company has a 20% or greater equity or other ownership interest, or any entity controlled directly or indirectly by such Affiliate. Notwithstanding the above, no entity shall be an Affiliate solely by virtue of the rights granted to The Coca-Cola Company pursuant to a bottling contract.

(iv) “Affiliated Transaction” means

a.	any merger or consolidation between the Company and The Coca-Cola Company;
b.	any purchase by the Company of an equity interest in The Coca-Cola Company;
c.	any purchase by The Coca-Cola Company from the Company of an equity interest in the Company;
d.	any purchase by the Company from The Coca-Cola Company of goods or services, other than in the ordinary course of business;
e.	any other transaction between the Company and The Coca-Cola Company having an aggregate value in excess of $10 million; and
f.	any other transaction between the Company and The Coca-Cola Company that the Board of Directors shall designate as an “Affiliated Transaction.”

    (v)        “Eligible ATC Director” means any member of the Company’s Board of Directors who (i) is not, and for the past five years has not been, an officer, director or employee of The Coca-Cola Company or an Affiliate; (ii) does not own in excess of 1% of the shares of The Coca-Cola Company; and (iii) does not own any equity or other ownership interest in an entity (except as permitted by the preceding (ii) and other than in the Company) which is a party to the Affiliated Transaction.

    (vi)        “Independent Adviser” means any legal or financial adviser or other expert (i) that has not represented or provided services to The Coca-Cola Company during the past calendar year, or (ii) notwithstanding (i) above, that the Affiliated Transaction Committee determines, after due inquiry, is able to represent it in an independent manner not adverse to the interests of the Company and its stockholders.

Section 10. Governance and Nominating Committee.

    (a)        The Governance and Nominating Committee shall have the power to review and make recommendations to the Board of Directors regarding corporate governance policies and issues of the Company. In consultation with the chief executive officer, it shall also evaluate and recommend to the Board candidates for the positions of chief executive officer and chief operating officer and, where appropriate, other senior officer positions, as they may become vacant.

    (b)        The Governance and Nominating Committee shall have the power to recommend candidates for nomination for election to the Board of Directors and shall consider nominees for directorships submitted by shareholders. The Governance and Nominating Committee shall consider issues involving potential conflicts of interests of directors and committee members and shall recommend and review all matters relating to fees and retainers paid to directors, committee members, and committee chairs.

ARTICLE IV

NOTICE AND WAIVER OF NOTICE

        Section 1. Notice. Any notice required to be given to shareholders or directors under these By-Laws, the Certificate of Incorporation or by law may be given (a) by mailing the same, addressed to the person entitled thereto, at such person’s last known post office address and such notice shall be deemed to be given at the time of such mailing, or (b) as otherwise permitted under these By-Laws or by applicable law.

        Section 2. Waiver of Notice. Whenever any notice is required to be given under these By-Laws, the Certificate of Incorporation or by law, a waiver thereof, signed or given by electronic transmission, by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the shareholders, directors or a committee of directors need be specified in any waiver of notice.

ARTICLE V

OFFICERS

        Section 1. Officers of the Company. The officers of the Company shall be selected and elected by the Board of Directors and shall be a President, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors may elect a Controller and one or more of the following: Senior Executive Vice President, Executive Vice President, Senior Vice President, Assistant Vice President, Assistant Secretary, Associate Treasurer, Assistant Treasurer, Associate Controller and Assistant Controller. Two or more offices may be held by the same person.

        The Board of Directors may designate the position of Chairman of the Board of Directors as an officer of the Company, who, subject to the overall direction and supervision of the Board of Directors and committees thereof, shall be the senior executive officer of the Company and shall have such powers and perform such duties as may be assigned by the Board of Directors.

        The Company may have a Chief Executive Officer who shall be elected by the Board of Directors and who, subject to the overall direction and supervision of the Board of Directors and committees thereof, shall be in general charge of the affairs of the Company and shall consult with and advise the Board of Directors and the committees thereof, on the business and affairs of the Company.

        The Company may have a Chief Operating Officer who shall be elected by the Board of Directors and who, subject to the overall direction and supervision of the Chief Executive Officer, shall be in general charge, control and supervision over the administration and operations of the Company and shall have such other duties and powers as may be imposed or given by the Board of Directors.

        If there is no Chief Operating Officer, the Company may have one or more Principal Operating Officers who shall be elected by the Board of Directors and who, subject to the overall direction and supervision of the Chief Executive Officer, shall be in general charge, control and supervision over such of the operations of the Company as may be determined by the Chief Executive Officer and shall have such other duties and powers as may be imposed or given by the Board of Directors.

        The Company may have a Chief Administrative Officer who shall be elected by the Board of Directors and who, subject to the overall direction and supervision of the Chief Executive Officer, shall be in general charge, control and supervision over such of the corporate administration functions of the Company as may be determined by the Chief Executive Officer and shall have such other duties and powers as may be imposed or given by the Board of Directors.

        The Company may have a Chief Financial Officer who shall be elected by the Board of Directors and shall have general supervision over the financial affairs of the Company. The Company may also have a Director of Internal Audit who shall be elected by the Board of Directors.

        The Company may have a General Counsel who shall be elected by the Board of Directors and shall have general supervision of all matters of a legal nature concerning the Company, unless the Board of Directors has also elected a General Tax Counsel, in which event the General Tax Counsel shall have general supervision of all tax matters of a legal nature concerning the Company.

        Section 2. Election of Officers. At the meeting of the Board of Directors held in conjunction with the annual meeting of shareholders (the “annual board meeting”), the Board of Directors shall elect the officers. From time to time the Board of Directors may elect other officers.

        Section 3. Tenure of Office; Removal. Each officer shall hold office until (a) the first expiration of the term thereof prescribed by the Board of Directors, or (b) if no such term is prescribed by the Board of Directors, the first annual board meeting held following such officer’s election, and, in either case, until such officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Each officer shall be subject to removal at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors.

        Section 4. President. The President shall have such powers and perform such duties as may be assigned by the Board of Directors or by the Chairman of the Board of Directors. In the absence or disability of the President, his or her duties shall be performed by such Vice Presidents as the Chairman of the Board of Directors or the Board of Directors may designate. The President shall have the power to make and execute contracts on the Company’s behalf and to delegate such power to others.

        Section 5. Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to the Vice President by the Board of Directors or the President. Each Vice President shall have the power to make and execute contracts on the Company’s behalf.

        Section 6. Assistant Vice Presidents. An Assistant Vice President shall perform such duties as may be assigned to him by the Board of Directors, the President or any Vice President.

        Section 7. Secretary. The Secretary shall keep minutes of all meetings of the shareholders and of the Board of Directors, and shall keep, or cause to be kept, minutes of all meetings of Committees of the Board of Directors, except where such responsibility is otherwise fixed by the Board of Directors. The Secretary shall issue all notices for meetings of the shareholders and Board of Directors and shall have charge of and keep the seal of the Company and shall affix the seal attested by the Secretary’s signature to such instruments or other documents as may properly require same. The Secretary shall cause to be kept such books and records as the Board of Directors, the Chairman of the Board of Directors or the President may require; and shall cause to be prepared, recorded, transferred, issued, sealed and cancelled certificates of stock as required by the transactions of the Company and its shareholders. The Secretary shall attend to such correspondence and such other duties as may be incident to the office of the Secretary or assigned to him by the Board of Directors or the President.

        In the absence of the Secretary, an Assistant Secretary is authorized to assume the duties herein imposed upon the Secretary and any Assistant Secretary or other duly authorized officer may affix the seal of the Company to such instruments or other documents as may require the same.

        Section 8. Treasurer. The Treasurer shall perform all duties and acts incident to the position of Treasurer, shall have custody of the Company funds and securities, and shall deposit all money and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be authorized, taking proper vouchers for such disbursements, and shall render to the Board of Directors, whenever required, an account of all the transactions of the Treasurer and of the financial condition of the Company. The Treasurer shall vote all of the stock owned by the Company in any corporation and may delegate that power to others. The Treasurer shall perform such other duties as may be assigned to the Treasurer by the Board of Directors, the President or the Chief Financial Officer and shall report to the Chief Financial Officer or, in the absence of the Chief Financial Officer, to the President.

        In the absence of the Treasurer, an Assistant Treasurer is authorized to assume the duties herein imposed upon the Treasurer.

        Section 9. Controller. The Controller shall keep or cause to be kept in the books of the Company provided for that purpose a true account of all transactions and of the assets and liabilities of the Company. The Controller shall prepare and submit to the Chief Financial Officer or, in the absence of the Chief Financial Officer, to the President, such financial statements and schedules as may be required to keep the Chairman of the Board of Directors, the President and the Chief Financial Officer currently informed of the operations and financial condition of the Company, and perform such other duties as may be assigned by the Chief Financial Officer, or the President.

        In the absence of the Controller, an Assistant Controller is authorized to assume the duties herein imposed upon the Controller.

        Section 10. Director of Internal Audit. The Director of Internal Audit shall cause to be performed, and have general supervision over, auditing activities of the financial transactions of the Company, including the coordination of such auditing activities with the independent accountants of the Company and shall perform such other duties as may be assigned to him from time to time. The Director of Internal Audit shall report to the Chief Executive Officer or, in the absence of the Chief Executive Officer, to the President. From time to time at the request of the Audit Committee, the Director of Internal Audit shall inform that Committee of the auditing activities of the Company.

ARTICLE VI

RESIGNATIONS; FILLING OF VACANCIES

        Section 1. Resignations. Any director, member of a committee, or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission to the Company and shall take effect at the time specified therein, and, if no time be specified, at the time of its receipt by the Chairman of the Board of Directors or the Secretary. Unless otherwise stated in the resignation, the acceptance of a resignation shall not be necessary to make it effective.

        Section 2. Filling of Vacancies. If the office of any director becomes vacant or if the number of directors is increased, then a majority of the directors then in office, although less than a quorum, or a sole remaining director, may elect any qualified person to fill such vacancy or newly created directorship. In the case of a newly created directorship caused by an increase in the number of directors, the person so elected shall hold office until the expiration of the term of the class of directors to which he or she has been elected. In the case of a vacancy in the office of a director resulting otherwise than from an increase in the number of directors, the person so elected to fill such vacancy shall hold office for the unexpired term of the director whose office became vacant. If the office of any officer becomes vacant, the Chairman of the Board of Directors may elect any qualified person to fill such vacancy temporarily until the Board of Directors elects any qualified person for the unexpired portion of the term. Such person shall hold office for the unexpired term and until the officer’s successor shall be duly elected and qualified or until the officer’s earlier resignation or removal.

ARTICLE VII

CAPITAL STOCK

        Section 1. Form and Execution of Certificates. The certificates of shares of the capital stock of the Company shall be in such form as shall be approved by the Board of Directors. The certificates shall be signed by the Chairman or Vice Chairman of the Board of Directors or the President, or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Each certificate of stock shall certify the number of shares owned by the shareholder in the Company.

        A facsimile of the seal of the Company may be used in connection with the certificates of stock of the Company, and facsimile signatures of the officers named in this Section may be used in connection with said certificates. In the event any officer whose facsimile signature has been placed upon a certificate shall cease to be such officer before the certificate is issued, the certificate may be issued with the same effect as if such person were an officer at the date of issue.

        Section 2. Record Ownerships. All certificates shall be numbered appropriately and the names of the owners, the number of shares and the date of issue shall be entered in the books of the Company. The Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by Delaware law.

        Section 3. Transfer of Shares. Upon surrender to the Company or to a transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Company, if it is satisfied that all provisions of law regarding transfers of shares have been duly complied with and subject to any applicable transfer restrictions noted conspicuously thereon, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

        Section 4. Lost, Stolen or Destroyed Stock Certificates. Any person claiming a stock certificate in lieu of one lost, stolen or destroyed shall give the Company an affidavit as to such person’s ownership of the certificate and of the facts which prove that it was lost, stolen or destroyed. The person shall also, if required by the Treasurer or Secretary of the Company, deliver to the Company a bond, sufficient to indemnify the Company against any claims that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. Any Vice President or the Secretary or any Assistant Secretary of the Company is authorized to issue such duplicate certificates or to authorize any of the transfer agents and registrars to issue and register such duplicate certificates.

        Section 5. Regulations. The Board of Directors from time to time may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares.

        Section 6. Transfer Agent and Registrar. The Board of Directors may elect such transfer agents and registrars of transfers as it may deem necessary, and may require all stock certificates to bear the signature of either or both.

ARTICLE VIII

SEAL

        The Board of Directors shall provide a suitable seal containing the name of the Company, the year “1986", and the words “CORPORATE SEAL, DELAWARE”, or other appropriate words. The Secretary shall have custody of the seal.

ARTICLE IX

FISCAL YEAR

        The fiscal year of the Company for each year shall end on December 31 in each year or shall end on such other date as may be determined by the Audit Committee from time to time.

ARTICLE X

AMENDMENTS

        Section 1. Directors may Amend By-Laws. The Board of Directors shall have the power to make, amend and repeal the By-Laws of the Company at any regular or special meeting of the Board of Directors.

        Section 2. By-Laws Subject to Amendment by Shareholders. All By-Laws shall be subject to amendment, alteration, or repeal by the shareholders entitled to vote at any annual meeting or at any special meeting.

ARTICLE XI

EMERGENCY BY-LAWS

        Section 1. Emergency By-Laws. This Article XI shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Company conducts its business or customarily holds meetings of its Board of Directors or its shareholders, or during any nuclear or atomic disaster or during the existence of any catastrophe or other similar emergency condition, as a result of which a quorum of the Board of Directors or the Executive Committee thereof cannot be readily convened (an “emergency”), notwithstanding any different or conflicting provision in the preceding Articles of these By-Laws or in the Certificate of Incorporation of the Company. To the extent not inconsistent with the provisions of this Article, the By-Laws provided in the preceding Articles and the provisions of the Certificate of Incorporation of the Company shall remain in effect during such emergency, and upon termination of such emergency, the provisions of this Article XI shall cease to be operative.

        Section 2. Meetings. During any emergency, a meeting of the Board of Directors, or any committee thereof, may be called by any officer or director of the Company. Notice of the time and place of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors and/or Designated Officers, as defined in Section 3 hereof, as it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

        Section 3. Quorum. At any meeting of the Board of Directors, or any committee thereof, called in accordance with Section 2 of this Article XI, the presence or participation of two directors, one director and a Designated Officer or two Designated Officers shall constitute a quorum for the transaction of business.

        The Board of Directors or the committees thereof, as the case may be, shall, from time to time but in any event prior to such time or times as an emergency may have occurred, designate the officers of the Company in a numbered list (the “Designated Officers”) who shall be deemed, in the order in which they appear on such list, directors of the Company for purposes of obtaining a quorum during an emergency, if a quorum of directors cannot otherwise be obtained.

        Section 4. By-Laws. At any meeting called in accordance with Section 2 of this Article XI, the Board of Directors or the committees thereof, as the case may be, may modify, amend or add to the provisions of this Article XI so as to make any provision that may be practical or necessary for the circumstances of the emergency.

        Section 5. Liability. No officer, director or employee of the Company acting in accordance with the provisions of this Article XI shall be liable except for willful misconduct.

        Section 6. Repeal or Change. The provisions of this Article XI shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, but no such repeal or change shall modify the provisions of Section 5 of this Article XI with regard to action taken prior to the time of such repeal or change.